Exhibit 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED FIRST QUARTER EARNINGS

        Eau Claire, Wisconsin (April 30, 2010) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Both Housewares/Small Appliances and Absorbent Products segments enjoyed strong sales during the quarter, with increases respectively of 20.3% and 10.5% over the comparable 2009 quarter.  Housewares/Small Appliance shipments were boosted by a deluge of retail orders triggered by the low level of post 2009 Christmas store inventory balances.  The Absorbent Products segment benefited from its enhanced customer base.  These sales increases were more than offset by a decline in Defense shipments, reflecting year-to-year 40mm systems shipment timing differences.  The increased profitability over the comparable 2009 quarter likewise stemmed from Housewares/Small Appliances and Absorbent Products contributions, reflecting the benefits of increased sales and comparatively lower costs vis a vis those incurred during first quarter 2009.  In particular, Housewares/Small Appliance segment products have long lead-times from the Orient. Products shipped during the 2010 quarter were those ordered or carried over from 2009 when commodity costs were relatively low, while those shipped during first quarter 2009 consisted largely of products produced when commodity costs were at high 2008 levels. The increased profitability from these two segments more than offset a nominal decline in Defense segment profitability stemming from the reduced 40mm system shipments.  Decreased yields from the company’s portfolio, had a negative, comparative impact on earnings as well.”

The Housewares/Small Appliance segment introduced six new products at the March 2010 International Housewares Show: (1) A new stirring popper, endorsed by Orville Redenbacher’s®, is a wonderful addition to the PRESTO® line of hot air and microwave poppers. The popper uses a special scalloped stirring arm to evenly distribute kernels, assuring superb popping performance.  It makes delicious classic and kettle corn, quickly, easily and automatically with virtually no unpopped kernels.  (2) The Heat ‘n Steep™ electric tea kettle, a five-cup vessel, both heats the water and steeps the tea.  It provides the means to properly brew the teas popularized by specialty tea shops, which include white, green, black, oolong, and herbal.  Each tea has its own specific temperature for brewing and a precise steeping period.   A built in thermometer, complete with a color coded temperature guide on the kettle ensures that water is at the perfect temperature for brewing each tea.  The kettle comes with a special infuser for loose tea or tea bags which locks on to the tea kettle lid when the water is at the correct temperature or alternatively can be used in a cup to brew an individual serving of tea.  The kettle’s built in electronic timer is then set to the exact steeping time required for the specific tea being brewed.  The result – a perfect pot or cup of tea every time.  (3) The Professional EverSharp® three stage knife sharpener features a unique blade thickness selector which adjusts the appliance’s sharpening slots to the optimum angle required for sharpening thick, thin, and medium blades. The result is no-guess sharpening that assures a razor sharp blade at the completion of each sharpening.   (4) The Cool Touch Electric Indoor Grill is the perfect size for grilling a sizzling platter of burgers, steaks or sandwiches, yet is small enough to fit into most any dishwasher for fast and easy cleaning. (5) The new Pizzazz® Plus convenience food cooker/pizza oven uses dual elements to not only bake the perfect pizza, but also provide the ultimate in convenience for preparing delectable appetizers (fresh or frozen), sandwiches, and favorite frozen foods like chicken wings, jalapeño poppers, fish fillets and much, much more. It even bakes cookies and cinnamon rolls using the ready-to-use doughs found in grocers’ frozen food and refrigerator cases. (6) The GranPappy® Elite electric deep fryer is a six-cup version of the four-cup FryDaddy® Elite fryer introduced last year.  The deep fryer has all of the features of the classic GranPappy® (perfect pre-set frying temperature, ability to fry six cups of food in only six cups of oil, a handy, easy to clean scoop, rather than a messy basket, and the ability to act as a convenient vessel for oil storage) combined with attractive new styling complete with a brushed stainless steel surround.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	April 4, 2010	April 5, 2009

Net Sales	$106,400,000	$107,926,000
Net Earnings	$13,199,000	$10,854,000
Net Earnings Per Share	$1.92	$1.58
Weighted Shares Outstanding	6,858,000	6,849,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.